As filed with the Securities and Exchange Commission on March 13, 2001
                           Registration Statement No. _______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                               NUTRITION 21, INC.
             (Exact name of registrant as specified in its charter)

NEW YORK                 2083                            11-2653613
(State or other          (Primary Standard               (I.R.S. Employer
jurisdiction of          Industrial Classification       Identification No.)
incorporation)           Code Number)

NUTRITION 21, INC.                        GAIL MONTGOMERY
4 MANHATTANVILLE ROAD                     4 MANHATTANVILLE ROAD
PURCHASE, NEW YORK 10577                  PURCHASE, NEW YORK 10577
(914) 701-4500                            (914) 701-4500
(Address,including zip code,              (Name, address, including zip code,
and telephone number,                     and telephone number, including
including area code, of                   area code, of agent for service)
registrant's principal
executive offices)


                             1998 STOCK OPTION PLAN
                             ----------------------
                              (Full Title of Plans)


                                   ---------
                        COPIES OF ALL COMMUNICATIONS TO:
                              OSCAR D. FOLGER, ESQ.
                                521 FIFTH AVENUE
                            NEW YORK, NEW YORK 10175

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement depending on market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /__/

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / X /

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                   PROPOSED         PROPOSED
TITLE OF EACH             AMOUNT   MAXIMUM          MAXIMUM         AMOUNT OF
CLASS OF SECURITIES        BEING   OFFERING PRICE   AGGREGATE       REGISTRATION
BEING REGISTERED      REGISTERED   PER SHARE (1)    OFFERING PRICE  FEE
--------------------------------------------------------------------------------
Common Stock        2,500,000 (2)    $0.9219        $2,304,750.00     $576.19
================================================================================
(1) Estimated for purposes of computing the registration fee pursuant to Rule 457(c) at $0.9219 per share based upon the average of the high and low prices of $0.875 and $0.9688 respectively, on March 8, 2001.

(2) The total number of shares that may be issued upon exercise of options under Registrant's 1998 Stock Option Plan (the "Plan") is 2,500,000.

PROSPECTUS
----------

                               NUTRITION 21, INC.
                        2,500,000 shares of Common Stock

                        --------------------------------

         This prospectus is part of a registration statement that covers 2,500,000 shares of our common stock which we may issue under our 1998 Stock Option Plan. Some of the shares to be issued under the 1998 Stock Option Plan may be offered and sold from time to time by our directors and executive officers who are listed on page 12. We will not receive any of the proceeds from the resale of the shares although we may receive the exercise prices when the holders of the stock options exercise their stock options.

         Our common stock is traded on the Nasdaq National Market under the symbol "NXXI." The last reported sale price of our common stock on the Nasdaq National Market on March 8, 2001 was $0.9375 per share.

                  INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 2.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is March __, 2001.

                                   THE COMPANY

     WE ARE A NEW YORK CORPORATION THAT WAS INCORPORATED ON JUNE 29, 1983. WE DEVELOP AND MARKET CLINICALLY SUBSTANTIATED PRODUCTS FOR CONSUMER WELL BEING. OUR EXECUTIVE OFFICES ARE LOCATED AT 4 MANHATTANVILLE ROAD, PURCHASE, NEW YORK 10577 AND OUR TELEPHONE NUMBER AT THAT ADDRESS IS 914-701-4500.

                                  RISK FACTORS

     An investment in the offered shares involves a high degree of risk. Prospective investors should understand that they may lose their investment and should consider carefully the following risk factors in making their investment decision. This prospectus contains and incorporates by reference forward-looking statements which are intended to fall within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Examples include the discussion under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K/A for the year ended June 30, 2000. These statements are based on current expectations that involve a number of uncertainties including those set forth in the following risk factors. Actual results could differ materially from those results projected in these forward-looking statements.

WE MAY BE UNABLE TO BECOME CONSISTENTLY PROFITABLE DUE TO OTHER FACTORS IN ADDITION TO THE PROBLEM OF ABSORBING OUR NEW BUSINESSES.

     We have had net operating losses from our inception as a company in 1983 through the fiscal quarter ended December 31,1997. Since then we had net income of $5.865 million in the fiscal year ended June 30, 1999 and $6.490 million in the fiscal year ended June 30, 2000. However, in the quarter ended as of December 31, 2000 we incurred a net loss of approximately $1.9 million and our accumulated deficit was approximately $35.1 million. Our current sales are predominately from the Nutrition 21 (ingredients) and the Lite Bites(R)
(consumer products) businesses. While one strategy to expand our revenues includes the continued acquisition of nutrition products, we may be unable to consummate any further acquisitions. It may be several years before we generate revenues from the products we are currently developing. Other factors important to our continued profitability include:

o    entering into new agreements for product development,
o    commercializing new products,
o    developing additional manufacturing and marketing capacity, and
o    obtaining any required regulatory approvals for products.

We may fail to develop, commercialize, manufacture and market new products, continue to achieve profitability, or obtain required regulatory approvals.

SINCE WE DEPEND ON A LIMITED NUMBER OF PRODUCTS FOR OUR REVENUES A DECLINE IN THE SALES OF ONLY ONE PRODUCT COULD HARM OUR BUSINESS.

     Our revenues are primarily derived from the sale of nutrition products and dietary supplements, which are the principal products of the Nutrition 21 and Optimum Lifestyle businesses that we acquired. While we are working to acquire or develop additional products or businesses, at the present time a decline in chromium picolinate, selenium or nutrition bar sales would harm our business. During the six months ended December 31, 2000, we experienced a significant reduction in revenue from chromium picolinate sales due to reduced selling prices in order to secure contracts with our customers in recognition of a patent expiration.

WE MAY NEED ADDITIONAL FINANCING AND DO NOT KNOW IF ADDITIONAL FUNDING WOULD BE AVAILABLE ON REASONABLE TERMS WHICH DO NOT SUBSTANTIALLY DILUTE OUR EXISTING SHAREHOLDERS.

     We may require additional funds in the future for:

o    continued marketing of existing products,
o    research and development,
o    the acquisition of products and/or companies,
o    filing, prosecuting and enforcing patent claims,
o    completing technological and market developments,
o    establishing collaborative arrangements for manufacturing and marketing,
o    product licensing,
o    pre-clinical and clinical trials, and
o    obtaining regulatory approvals.

     We intend to seek other additional funding through arrangements with corporate collaborators, public or private sales of our securities, or bank financing arrangements. However, we currently have no arrangements in place for additional financing and thus do not know if it would be available or if the terms would be reasonable. Additional financing will dilute the holdings of our existing shareholders. The inability to obtain required financing on reasonable terms could harm our business.

IF WE ARE NOT ABLE TO MEET THE REGULATORY REQUIREMENTS THAT APPLY TO OUR PRODUCTS, WE WILL NOT BE ABLE TO MARKET THEM.

     While all of the products that we are currently selling are in business areas that do not require FDA approval for marketing, they are subject to monitoring by the FDA. The FDA may make inquiries or take other action concerning these products in the future. Any limitations imposed by the FDA on the marketing of our current products could cause our business to suffer.

     In addition to FDA regulations, the Federal Trade Commission , or FTC, regulates product advertising claims. In November 1996, after an FTC inquiry, Nutrition 21, without any admission that any laws had been violated, entered into a settlement agreement with the FTC. This agreement limits our ability to make claims about our Nutrition 21 products without "competent and reliable scientific evidence."

     The government extensively regulates products that are intended to treat disease in humans or animals. The main regulatory agency is the U. S. Food and Drug Administration, or FDA. Our proposed products may not prove to be safe and effective under the FDA's regulatory procedures, or be marketable even after approval. Products must undergo thorough pre-clinical and clinical evaluations of performance as to safety and efficacy. It may take several years to take a product from the discovery stage through research and pre-clinical development to the point where our partners or we can make the necessary U.S. and international filings to conduct human clinical trials. Regulatory requirements to conduct clinical trials are substantial, depend upon a variety of factors, vary by country, and significantly add to the time necessary to determine whether a product candidate can be approved for human use.

     We do not have any pharmaceutical products that have completed this process. All of our potential pharmaceutical products are in various stages of pre-clinical and clinical development. The failure of any of these products to obtain FDA approval would prevent us from selling them and may harm our business.

WE MAY BE LIABLE FOR DAMAGES NOT COVERED BY OUR INSURANCE IF OUR PRODUCTS HAVE HARMFUL SIDE EFFECTS.

     We have product liability insurance for the products we currently market and intend to obtain product liability insurance for products we will market in the future. However, we may not succeed in obtaining additional insurance or obtaining insurance sufficient to cover all possible liabilities. Harmful side effects may occur in both human and animal patients during clinical testing of a new drug. These side effects may delay FDA approval and cause a company to terminate its efforts to develop a drug for commercial use. In addition, harmful side effects that develop after the FDA has approved a drug could result in legal action against a company. We may face substantial liability in the event of harmful side effects or product defects occurring when our products are used in clinical tests or after sale to the public. If we fail to defend ourselves successfully in any suit that may be brought against us, our business could be harmed. Also, the defense of such a lawsuit is likely to be expensive and a significant drain on our financial resources.

OUR FUTURE SUCCESS CONTINUES TO DEPEND ON THE SERVICES OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER.

     Our business depends heavily upon the participation of the President and Chief Executive Officer, Gail Montgomery, who assumed these positions in September 2000.

IF WE ARE UNABLE TO DEFEND OUR MARKET POSITION FROM LARGER, BETTER-FINANCED COMPETITORS, OUR BUSINESS COULD SUFFER.

     We are evaluating proprietary nutrition products in the areas of cardiovascular disease, diabetes, and gastrointestinal disorders. We have limited experience in marketing products and providing marketing licenses to others in these areas. Compared to us, there are many larger food and pharmaceutical companies with substantially greater financial resources or relevant marketing experience. These companies could acquire or develop products that may compete with our current or future products. Our failure to successfully defend our market position would harm our business.

     The nutrition supplement industry is fragmented with many competitors and potential competitors that are larger and have greater financial resources than we do. Although we hold exclusive rights to United States patents for the nutritional uses of chromium picolinate, foreign producers compete on price with us in foreign markets. We also face competition from patent infringers. Although we have a program of enforcing our patent rights, patent enforcement proceedings are expensive and the outcome of any litigation is always unpredictable.

     Our licensees are developing drugs for the treatment of serious bacterial infections. Many other corporate and research organizations are developing similar drugs to treat these and similar bacterial infections. Success by competitors with other anti-bacterial or germicidal products may harm our prospects. Many of the large corporations that are involved in, or we expect will enter, the field of biotechnology have substantially greater financial, marketing and human resources than we do.

OUR PRODUCTS MAY BECOME OBSOLETE DUE TO TECHNOLOGICAL ADVANCES.

     We are developing products in areas that are undergoing rapid technological advances and we may be unable to take advantage of these advances. In addition, the successful application of these technological advances by competitors may render our products obsolete. In the nutrition supplement market claims are made similar to those we make for chromium picolinate for numerous products. Research supporting competitors' claims in the nutrition supplement market is not subject to mandatory review by any government agency. Therefore, new products can appear and be brought to market rapidly and with little advance notice. A product competitive with chromium picolinate may appear or be supported by new research before we are able to respond with new product development or countervailing research. If competing products are developed that customers believe are superior to our products, sales of our products could decline and our business would be harmed. In the pharmaceutical market, many companies are developing products for treatment of diseases caused by antibiotic resistant bacteria. Our licensees are also developing products, nisin and lysostaphin, to treat diseases caused by serious bacterial infections. Our licensees potential products may become obsolete due to the products being developed by other companies for treating antibiotic resistant bacteria.

IF WE ARE UNABLE TO MAKE ADEQUATE MARKETING ARRANGEMENTS OR CONTROL HOW WELL OUR PRODUCTS ARE SOLD OUR BUSINESS COULD SUFFER.

     We rely on agreements with collaborative partners to develop, test and market our products. We may be unable to obtain agreements needed for our business, or agreements may not be available on terms that are acceptable to us. If we are not able to enter into these agreements, we could encounter delays in marketing our new products into the market, or find that development, manufacture or sale of our products will be limited.

IF WE ARE UNABLE TO MAKE ADEQUATE MANUFACTURING ARRANGEMENTS OR CONTROL HOW WELL OUR PRODUCTS ARE MADE OUR BUSINESS COULD SUFFER.

     We currently have no facilities to manufacture chromium picolinate, selenium, nutrition bars, and our other products and must rely on third parties to manufacture our products. These manufacturers may not meet our requirements, and we may not be able to find substitute manufacturers, if necessary.

IF WE ARE UNABLE TO PROTECT OUR TECHNOLOGY, WE WILL BE SUBJECT TO INCREASED COMPETITION.

     We rely on patent and trade secret protection for our biotechnology and pharmaceutical products. In addition, we rely on intellectual property to protect our investment in the nutrition products business. Our success will depend, in part, on our ability to obtain patent protection for our products and manufacturing processes, preserve our trade secrets, and operate without infringing the proprietary rights of third parties. If we cannot secure intellectual property protection, our competitors could sell products similar to ours at lower prices. Competitors could undercut our prices because they did not pay to develop or obtain licenses to the technology in these products. Any current or future patent applications relating to our products or technology may not result in patents being issued or, if issued, these patents may not afford adequate protection or may be challenged, invalidated or infringed. Competitors may independently develop similar products and processes, duplicate our products or, if patents are issued to us, design around these patents. In addition, we could incur substantial costs in defending ourselves in suits brought against us or in suits we bring to assert our patents against others. The loss of any litigation could harm our business.

     We may also be required to obtain licenses to patents or other proprietary rights of third parties. These licenses may not be available on terms acceptable to us, if at all. If we do not obtain required licenses, we could be delayed in marketing new products while we attempt to design around the proprietary rights held by third parties, or we may be unable to develop, manufacture or sell new products.

     We  also  seek  to  protect   our   proprietary   technology   in  part  by
confidentiality and inventors' rights agreements with our collaborators, advisors, employees, and consultants. These agreements may be breached and we may not have adequate remedies for any breach. In addition, our trade secrets may be disclosed in some manner not covered by these agreements.

     Currently, we hold exclusive rights to the United States patent on various nutritional uses of chromium picolinate which expire in 2009, and other chromium compound patents which expire in 2018. We expect to seek additional patents in the future, but we may not succeed in obtaining any patents. Any patents that we do obtain may be inadequate as to the breadth or degree of protection. In addition, Orion Corporation, the University of Maryland, New York University Medical Center, and the McGuire Veterans Administration Hospital have exclusively licensed some patents and patent applications to us. Our future performance is partly dependent upon these patent rights.

IF OUR LICENSEES MARKET PHARMACEUTICAL PRODUCTS, THEY MAY BE UNABLE TO QUALIFY THESE NEW PRODUCTS FOR THIRD PARTY REIMBURSEMENT WHICH COULD REDUCE OUR LICENSING REVENUES FOR THOSE PRODUCTS.

     If and when they become available, a significant portion of the sales of our licensees' pharmaceutical products will depend on the availability of reimbursement from third-party payers, such as government and private insurance plans. These third-party payers are a major source of payment for pharmaceutical products. Our licensees will have to comply with many requirements and procedures imposed by these government and private payers before they will reimburse health care providers for using pharmaceutical products. If our licensees were unable to qualify these products for reimbursement from these third party payers our licensing revenues from those products would be reduced.

THE GROWTH OF OUR BUSINESS HAS DEPENDED ON ACQUISITIONS AND WE MAY BE UNABLE TO CONTINUE TO FIND NEW ACQUISITIONS TO MAINTAIN OUR GROWTH.

     Almost all of our current revenues come from businesses that we have acquired, like Nutrition 21 and Optimum Lifestyle, rather than from products that we have developed. We intend to continue to grow our business in part by seeking acquisitions of complementary products and businesses. However, we may be unable to find suitable acquisition candidates. We may be unable to effectively integrate acquired businesses into our operations. The process of integration is costly and could harm our operating results, particularly in the periods immediately following the acquisition.

OUR STOCK PRICE MAY DECLINE IF WE ARE UNABLE TO MAINTAIN A NASDAQ LISTING FOR OUR SECURITIES.

     Our common stock is quoted on the Nasdaq National Market System. If our securities fail to maintain a Nasdaq listing, the market value of our common stock would likely decline and purchasers of our common stock would likely find it more difficult to sell our common stock, or to obtain accurate quotations as to its market value. In addition, if we fail to maintain a Nasdaq listing for our securities, and no other exclusion from the definition of a "penny stock" under the Exchange Act is available, then any broker engaging in a transaction in our securities would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market values of our securities held in the customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in our securities, they would become less willing to engage in these transactions, which will make it more difficult for purchasers of our common stock to dispose of their shares.

     In order to maintain our Nasdaq listing we must continue to be registered under the Exchange Act and have:

o    net tangible assets of at least $4,000,000,
o at least 750,000 shares outstanding held by non-affiliates with a market value of at least $5,000,000,
o    at least 400 shareholders,
o    a minimum bid price of $1.00 per share, and
o    at least two market makers.

We believe that we currently comply with all of the requirements for continued listing except that our stock price has periodically dropped below $1.00. In the future we may not continue to meet the requirements for continued listing on the Nasdaq National Market System in which event our business would be harmed.

THE SALE OF SHARES ELIGIBLE FOR FUTURE SALE MAY DEPRESS THE PRICE OF OUR STOCK.

     Sales of a substantial number of shares of common stock in the public market could harm the market price for our common stock. Among other securities, we currently have outstanding 476 shares of our Series E Convertible Preferred Stock that currently are convertible into 380,800 shares of common stock, an undetermined additional number of shares of common stock because of anti-dilution adjustments, 401,948 warrants exercisable in connection with the Series D Preferred Stock, 343 shares of Series F Preferred Stock currently convertible into 274,400 shares of common stock, and 663 shares of Series G Preferred Stock currently convertible into approximately 264,000 shares of common stock. We have registered the sale of all of the common stock underlying the Series E and F Preferred Stock and warrants as well as 3,999,617 shares of common stock issuable under various other warrants and stock options. The conversion and sale of these shares of common stock would dilute the holdings of current shareholders and may reduce the price of our common stock.

THE VOLATILITY OF OUR STOCK PRICE MAY MAKE IT DIFFICULT TO OBTAIN FINANCING.

     The market prices for securities issued by small health care related companies such as Nutrition 21 have been volatile. Announcements of technological innovations for new commercial products by our competitors, adverse developments concerning regulatory review, proprietary rights, corporate plans, the introduction of new products, and changes in general conditions in the industry may have a significant negative impact on our business and on the market price of our common stock. Potential investors may decline to invest in Nutrition 21 due to the past volatility of its stock price. Also, in part to protect themselves from this volatility, investors have insisted on receiving a discount from the market price for securities that Nutrition 21 has sold to raise funds.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the offered shares by the selling shareholders although we may receive the exercise prices when the holders of the stock options exercise the stock options.

                            SELLING SECURITY HOLDERS

     The securities being offered hereby are for the accounts of the following persons who are directors or officers of the Company or its principal subsidiary:

                       Securities Owned     Securities      Securities to be
 Name                  Before Offering      to be Sold      Owned after offering
 ----                  ---------------      ----------      --------------------
 Jonathan dela Harpe       152,000            25,000         127,000
 Alan J. Kirschbaum         75,000            30,000          45,000
 Gerald A. Shapiro         159,800            40,000         119,800
 Benjamin T. Sporn         271,625            35,000         236,625
 Gail Montgomery           225,000           150,000          75,000
 John H. Gutfreund          55,000            20,000          35,000
 P. George Benson           55,000            20,000          35,000
 Audry T. Cross             84,000            20,000          64,000
 Robert E. Flynn           132,000            20,000         112,000
 Marvin Moser              135,000            20,000         115,000
 Robert E. Pollack          90,000            20,000          70,000


                              PLAN OF DISTRIBUTION

     The shares offered in this prospectus may be sold from time to time by the selling stockholders for their own accounts. We are responsible for the expenses incurred in the registration of the shares, other than selling discounts and commissions and stock transfer fees and taxes applicable to the sale of the shares. The selling stockholders are not subject to any underwriting agreements. The selling stockholders, or any parties who receive the shares from the selling stockholders by way of a gift, donation or other transfer, may sell the shares covered by this prospectus. The selling stockholder may sell the shares offered by this prospectus from time to time at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The sales may be made in the over-the-counter market, on the Nasdaq National Market, or on any exchange on which the shares are listed. The shares may be sold by one or more of the following means:

o one or more block trades in which a broker or dealer will attempt to sell all or a portion of the shares held by the selling stockholder as agent or principal;

o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

o ordinary brokerage transactions and transactions in which a broker solicits purchasers;

o    in negotiated transactions; and

o    through other means.

     The selling stockholders may effect sales by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the selling stockholders and/or purchasers of the shares. Under the federal securities laws, any broker-dealers that participate with the selling stockholders in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of the shares positioned by them might be deemed to be underwriting compensation.

     We have informed the selling stockholders that the anti-manipulation rules under Section 16 of the Securities Exchange Act may apply to sales in the market and will furnish the selling stockholders with a copy of these rules if the stockholders request them. We have also informed the selling stockholders that they need to deliver a copy of this prospectus to the buyer when they sell shares.

     Some of the shares may be sold under Rule 144 rather than in reliance on this prospectus.

     American Stock Transfer and Trust Company, 40 Wall Street, New York, New York, 10005, is the transfer agent for our common stock.

                                     EXPERTS

     The consolidated financial statements of the Company as of June 30, 1999 and 2000, and for each of the years of the three-year period ended June 30, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     Certain legal matters in connection with this offering are being passed upon for the Company by Oscar D. Folger, Esq., 521 Fifth Avenue, New York, New York 10175. Mr. Folger's wife owns 10,000 shares of the Common Stock of the Company.

                                MATERIAL CHANGES

     There have been no material changes since the filing of our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2000.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-8 with the Securities and Exchange Commission in connection with this offering. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at http://www.sec.gov.

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filing we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 0-14983):

     (1)      Annual  Report on Form  10-K/A for the fiscal  year ended June 30,
              2000.

     (2) Quarterly Report on Form 10-Q for the three months ended December 31, 2000.

     (3) The section entitled "Description of Securities" in the Company's Registration Statement on Form S-1 (Registration No. 33-4822) declared effective on August 28, 1986.

     We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus, to any person, without charge, upon written or oral request. Requests for copies of this information should be directed to Nutrition 21, Inc., 4 Manhattanville Road Purchase, New York 10577, Attn.: Benjamin Sporn.

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                               NUTRITION 21, INC.

                        2,500,000 SHARES OF COMMON STOCK

                             ----------------------

                                   PROSPECTUS

                             ----------------------



                                 March ___, 2001

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Common Stock.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     See "Incorporation of Certain Information by Reference."

ITEM 4.       DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.       INTERESTS OF NAMED EXPERTS AND COUNSEL.

     See "Experts" and "Legal Matters."

ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 5.04 of the Company's by-laws provides that the Company will indemnify its directors and officers to the fullest extent permitted by law.

     Section 722 of the New York Business Corporation Law provides that a corporation may indemnify a director or officer, made a party to a derivative action, against reasonable expenses actually and necessarily incurred by him in connection with the defense of such action, except in relation to matters as to which such director or officer is adjudged to have breached his duty to the corporation. Such indemnification does not include amounts paid in settling or otherwise disposing of a threatened or pending action which is settled or otherwise disposed of without court approval.

     Section 722 of the Business Corporation Law further provides that a corporation may indemnify a director or officer, made, or threatened to be made, a party to any action other than a derivative action on behalf of the indemnifying corporation, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

     Section 723 specifies the manner in which payment of such indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been completely successful, whether on the merits or otherwise, in defending an action referred to in Section 722. In the event that the director or officer has not been wholly successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.
Section 724 provides that upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Sections 722 and 723. Section 725 provides that no indemnification agreement in any Certificate of Incorporation or By-Laws is valid unless consistent with the statute. In addition, Section 725 contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

     Insofar as indemnification by the Company for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 7.       EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

ITEM 8.       EXHIBITS.

(5)           Opinion of Oscar D. Folger as to legality
(23)(a)       Consent of Oscar D. Folger (included in Exhibit 5)
(23)(b)       Consent of KPMG LLP
(28)          Form of 1998 Stock Option Plan(1)
----------------------------

     (1) Incorporated by reference to the Company's proxy statement for the annual meeting of shareholders held December 17, 1998.

ITEM 9.   UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the Prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high and low and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses paid or incurred by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Purchase, New York on the 12th day of March 2001.

                                       Nutrition 21, Inc.


                                       By:  /s/ Gail Montgomery
                                          ----------------------------------
                                                Gail Montgomery
                                                President, CEO and Director

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Gail Montgomery as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933.

                              --------------------

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                        TITLE                             DATE
---------                        -----                             ----

/s/
  -------------------------
Robert E. Flynn                Chairman of the Board               March 8, 2001

/s/
  -------------------------
Gail Montgomery                President, CEO and Director         March 8, 2001

/s/
  -------------------------
Gerald A. Shapiro              CFO (Principal Accounting and
                               Financial Officer)                  March 8, 2001

/s/
  -------------------------
P. George Benson               Director                            March 8, 2001

/s/
  -------------------------
Audrey T. Cross                Director                            March 8, 2001

/s/
  -------------------------
John H. Gutfreund              Director                            March 8, 2001

/s/
  -------------------------
Marvin Moser                   Director                            March 8, 2001

/s/
  -------------------------
Robert E. Pollack              Director                            March 8, 2001




                                       20